EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Form 1-K constituting a part of this Form 1-K, as it may be amended, of our Independent Auditor’s Report dated April 19, 2017 relating to the balance sheet of United Group Fund, Inc. as of December 31, 2016 and December 31, 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for the periods from inception to December 31, 2015 and the year ending December 31, 2016 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

Aurora, CO

April 21, 2017